EXHIBIT 99

                                 News Release


                        NIAGARA MOHAWK REACHES AGREEMENT
                          TO SELL HYDROELECTRIC PLANTS

SYRACUSE, Dec. 3 -- Niagara Mohawk Power Corp. (NYSE: NMK) today announced an agreement to sell its 72 hydroelectric generating plants to an affiliate of Orion Power Holdings, Inc. for $425 million, representing 1.7 times their book value of approximately $250 million. Located on more than 20 rivers and streams throughout Upstate New York, the hydroelectric stations have a combined capacity of 661 megawatts.

Orion was formed in March to acquire electric generating plants across the United States and Canada. Orion is headquartered in Baltimore and is jointly owned by GS Capital Partners II, an investment fund managed by Goldman, Sachs & Co., and Constellation Power Source, Inc., a wholly owned subsidiary of Baltimore Gas and Electric Company.

Niagara Mohawk will purchase electricity from Orion under a transition power contract in place through September 2001.

"This sale is a significant first step in our strategy to exit the generation business and become an energy delivery company," said William E. Davis, Niagara Mohawk's Chairman and Chief Executive Officer. "Proceeds from the sale will be used to accelerate the retirement of debt consistent with our plan to create value for our shareholders.

"We're pleased that Orion is the successful buyer of our hydro plants," said Davis. "Their commitment to investing in the emerging competitive electric generation business should provide good opportunities for employees."

Niagara Mohawk continues to actively pursue the sale of its four fossil-fueled plants and hopes to be in a position to announce the winning bidder or bidders by the end of the year. The four fossil-fueled plants have a combined capacity of 3,256 megawatts. Divestiture of Niagara Mohawk's fossil-fueled and hydroelectric generating facilities is one of the major elements of the company's POWERCHOICE plan to reduce prices and promote competition.

The sale is subject to approval by the New York Public Service Commission and various federal agencies. Niagara Mohawk expects to complete the transaction by the middle of 1999.

Investment bankers Merrill Lynch & Co. and Donaldson, Lufkin & Jenrette Securities are serving as Niagara Mohawk's financial advisors for the generation asset sale.

Niagara Mohawk is an investor-owned energy services company that provides electricity to more than 1.5 million customers across 24,000 square miles of Upstate New York. The company also delivers natural gas to more than 500,000 customers over 4,500 square miles of eastern, central and northern New York.